Exhibit 99.1

350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA 90071 PHONE: 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com

RELIANCE STEEL & ALUMINUM CO.  ANNOUNCES

A NEW $1.5 BILLION CREDIT FACILITY

Los Angeles, CA — July 27, 2011 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has amended and restated its existing $1.1 billion unsecured revolving credit facility for five years and increased the size to $1.5 billion. The restated credit facility includes an increase option for up to an additional $500 million and includes more favorable pricing terms than the Company’s prior facility that would have matured on November 20, 2012.

David H. Hannah, Chairman and CEO of Reliance said, “We were pleased with the response from our existing bank group and appreciate their continued support, as well as the strong interest from new banks. Our credit facility now includes 26 banks, compared to 16 banks in our prior facility.  The increased size of the credit facility will allow us to continue our growth of existing operations as well as anticipated acquisition opportunities. The more favorable pricing terms in the new facility will also contribute to our earnings.”

Bank of America, N.A. is the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P.Morgan Securities LLC and Wells Fargo Securities, LLC were the Joint Lead Arrangers and Joint Book Managers.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2011 “Fortune 500” List and the 2011 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially  as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

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